Exhibit 23.5
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statements of Sunrise Senior Living, Inc. (the “Company”), as listed below, of our report dated July 28, 2008, with respect to the balance sheet as of December 31, 2006, and the related statements of operations, changes in members’ (deficit) capital, and cash flows for the year then ended of Sunrise Second Assisted Living Holdings, LLC, included in the Company’s Form 10-K/A for the fiscal year ended December 31, 2007, to be filed on or about the date hereof.

Registration
Statement
Number	Form	Description
333-05257	Form S-8	1995 Stock Option Plan, as amended, 1996 Directors’ Stock Option Plan, Stock Option Agreement entered into, effective January 4, 1995, by and between Sunrise Assisted Living, Inc, and David W. Faeder
333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended
333-26837	Form S-8	1997 Stock Option Plan
333-57291	Form S-8	1996 Directors’ Stock Option Plan, as Amended
333-57293	Form S-8	1998 Stock Option Plan
333-78313	Form S-8	1999 Stock Option Plan
333-38432	Form S-8	2000 Stock Option Plan
333-61918	Form S-8	2001 Stock Option Plan
333-88570	Form S-8	2002 Stock Option Plan and Restricted Stock Plan
333-61914	Form S-8	Employee Stock Purchase Plan
333-109228	Form S-8	2003 Stock Option and Restricted Stock Plan
333-120738	Form S-8	Employee Stock Purchase Plan
/s/ Beers & Cutler PLLC
Vienna, Virginia
December 29, 2008